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EXHIBIT (a)(5)

APROPOS TECHNOLOGY, INC.

FROM: Kevin G. Kerns

SUBJECT: OFFER TO EXCHANGE OPTIONS

DATE: May 29, 2001

IMPORTANT NEWS—PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE JUNE 26, 2001!

    Apropos Technology, Inc. (the "Company") is offering to all eligible employees of the Company in the United States and the United Kingdom who hold options to purchase common shares of the Company, the opportunity to exchange their outstanding options for new options exercisable at the fair market value of our common shares at least 6 months and one day after the date we cancel the options accepted for exchange. If we cancel options accepted for exchange on June 26, 2001, the scheduled date for cancellation, the new options would then be granted on or about December 27, 2001. We are making the offer upon the terms and conditions described in the Offer to Exchange, the Election Form and the Notice to Change Election From Accept to Reject. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 11:59 p.m. Central Daylight Time on June 25, 2001.

    This offer is being delivered via e-mail. If you would like a paper copy of the attached Offer to Exchange Certain Outstanding Options for New Options and related forms, please contact Frank Leonard at (630) 575-7724.

    If you elect to participate in this exchange, your existing unexercised stock option (the "Old Option") will be cancelled and a promise to issue a new option (the "New Option") will be issued. The New Option will be for the same number of shares as your Old Option, less any exercised shares. The New Option will be granted under the terms of our 2000 Omnibus Incentive Plan. This offer may be accepted or rejected as to each grant or none of your grants subject to the following rules:

THE NEW OPTION

1.
All grants cancelled pursuant to this program are eligible for the New Option.

2.
The New Option will be priced at the fair market value on the day we grant the option, expected to be on or about December 27, 2001. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3.
The New Option will be vested in accordance with the vesting schedule of the Old Option. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

4.
If your employment with the Company terminates for any reason, including death or disability, prior to December 27, 2001, you will not receive a New Option.

5.
All terms and conditions of the 2000 Omnibus Incentive Plan will apply to the New Option.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1.
All option grants are eligible for consideration for the New Option assuming your election is received by 11:59 p.m. Central Daylight Time on June 25, 2001 or, if we have extended the offer, by the new expiration of the offer.

2.
Any of your outstanding, unexercised options may be cancelled. If you elect to cancel an Old Option, it must be cancelled in its entirety.

3.
If a decision is made to cancel a grant, all option grants issued within the prior six months from the date of cancellation of the options accepted for exchange, must also be cancelled. If we cancel options accepted for exchange on June 26, 2001, the date we expect to cancel such options, then all option grants since December 26, 2000 must also be exchanged and cancelled. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant the New Option on or about December 27, 2001, unless we have to change the date because the offer had been extended.

4.
Individuals canceling a grant pursuant to this program will not be eligible for additional grants until December 27, 2001.

5.
Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if you terminate employment and do not receive a New Option.

6.
All New Options will be the same type of options as your Old Options, to the extent allowed by law and subject to the limitations on incentive stock options described in the Offer to Exchange.

7.
All of your rights to the cancelled grants will be irrevocably forfeited.

    THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

    All eligible Option Holders must complete the Company's Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Frank Leonard at (630) 472-9836 by June 25, 2001, no later than 11:59 p.m. Central Daylight Time. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

    The Company will e-mail a confirmation of receipt within 48 hours of receiving your Election Form.

    IF YOUR ELECTION IS RECEIVED AFTER 11:59 P.M. CENTRAL DAYLIGHT TIME ON JUNE 25, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

    The above is only a summary of the offer to exchange options and does not purport to be complete. A more detailed description of the offer is set forth in the attached document entitled Offer to Exchange Certain Outstanding Options for New Options.

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  EXHIBIT (a)(5)
APROPOS TECHNOLOGY, INC.